                                                                    EXHIBIT 23.1
[DELOITTE & TOUCHE LLP LETTERHEAD]

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-21175 on Form S-3 of MCN Corporation, doing business as MCN Energy Group Inc. (the "Corporation"), of our reports dated February 7, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Corporation's adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"), appearing in and incorporated by reference in the Annual Report on Form 10-K of the Corporation for the year ended December 31, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

March 7, 1997